CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of
SFX Broadcasting, Inc. on Form S-3 (No. 333-     ) of our report dated
March 8, 1996, on our audits of the combined fnancial statements of HMW Communications, Inc. -- Selected Operations as of December 31, 1995 and 1994, and for the year ended December 31, 1995, and various periods from January 8, 1994 to December 31, 1994, all of which have been included in SFX Broadcasting, Inc.'s report on Form 8-K dated May 9, 1996. We also consent to the reference to our firm under the caption "Experts."


/s/ Coopers & Lybrand
----------------------

COOPERS & LYBRAND L.L.P.

Raleigh, North Carolina
October 31, 1996